Exhibit 10.2
HOME PROPERTIES, INC.
HOME PROPERTIES, L.P.

AMENDMENT NUMBER ONE TO EMPLOYMENT AGREEMENT

WHEREAS, Home Properties, L.P., a New York limited partnership (the "Company"), Home Properties, Inc., a Maryland corporation ("HME") and Edward J. Pettinella (the “Employee”) entered into that certain Amended and Restated Employment Agreement, dated November 20, 2006 (the “Agreement”); and

WHEREAS, the Company and the Employee want to amend the Agreement to take into account federal tax law changes under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

NOW THEREFORE, the Company and Employee hereby agree to the following amendments, which shall be effective as of the effective date of the Agreement:

1.           Section 4.3 (Definition of Good Reason) is amended by deleting this paragraph in its entirety and replacing it with the following:

4.3           Definition of Good Reason.  As used herein, "Good Reason" shall mean: (a) a material breach of this Agreement by the Company or HME that is not cured within 60 days after receiving notice of such breach, which notice must be provided within 90 days of the initial existence of the Good Reason condition, with the determination as to whether there has been a breach and whether the breach is material to be determined by the Corporate Governance/Nominating Committee in the reasonable and good faith exercise of its discretion; or (b) any requirement by the Company that the Employee relocate to a principal place of business outside of the Rochester, New York metropolitan area.  In no event will Employee have Good Reason to resign if the Employee resigns more than one year following the initial existence of the Good Reason condition.

2.           Section 4.5.2 (Additional Separation Pay) is amended by deleting this paragraph in its entirety and replacing it with the following:

4.5.2                      Additional Separation Pay.  In the event of a termination of this Agreement described in Section 4.5.1 of this Agreement, if the Employee executes the release and waiver under Section 4.5.3 of this Agreement and such release is not revoked, and the Employee has complied with Section 4.9 of this Agreement, then in addition to the payments to be made pursuant to Section 4.5.1 of this Agreement: (i) the Company shall pay to the Employee within 20 business days after termination (but no earlier than the expiration of the revocation period for the release, and in no event later than the date that is 2 1/2 months after the end of the year in which the termination occurred), a lump sum equal to the greater of 2.9 multiplied by (x) the Employee's Base Salary, and (y) incentive compensation determined in accordance with Section 3.2 of this Agreement for the year preceding the date of termination; (ii) the Company shall pay to the Employee prior to March 15th of the year following termination, the incentive compensation that the Employee would have earned based on his targeted bonus as provided in Section 3.2 of this Agreement pro-rated for the portion of the year that the Employee was an employee; (iii) all restrictions on restricted stock held by the Employee shall lapse; (iv) all options previously issued to the Employee shall vest and remain exercisable until the earlier of their expiration date or one year following the date of termination; and (v) the fringe benefits provided to the Employee during the Term of this Agreement pursuant to Section 3.4 of this Agreement shall continue until the earlier to occur of (A) December 31, 2010, or (B) the Employee receives substantially equivalent benefits from a subsequent employer. In the event that the termination occurs before the amount of the incentive compensation for services rendered in the year preceding the date of termination has been finally determined, then the payment to the Employee shall be an estimate based on the Employee's targeted bonus with an adjustment to be made promptly upon the determination of the actual amount pursuant to the Company's Incentive Compensation Plan.

3.           Section 4.8.1 (Section 409A of the Code) is amended by adding the following new sentence to the end thereof:

In accordance with and to the extent required by Section 409A, all reimbursement and in-kind post-employment benefits provided under the Agreement will be subject to the following rules:

▪
The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year.

▪	The reimbursement of an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

▪	The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the respective dates set forth below,

[Signature Page Follows]

HOME PROPERTIES, L.P.
By: Home Properties, Inc.
Its: General Partner

Date: October 29, 2008                                                     By:  /s/ David P. Gardner
David P. Gardner
Executive Vice President and Chief Financial Officer

HOME PROPERTIES, INC.

Date:  October 29, 2008                                    By:  /s/ Leonard F. Helbig, III
Leonard F. Helbig, III
Chair of Compensation
Committee of the Board of Directors

Date: October 29, 2008                             By:    /s/ Edward J. Pettinella
Edward J. Pettinella